Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2012 Third Quarter Results

MONROVIA, Calif., Mar. 6, 2012 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its third quarter ending January 28, 2012.

“As of the third quarter of fiscal year 2012 our revenue is up 15% and diluted earnings per share have grown by 50% compared to the same point last fiscal year.” said Tim Conver, AeroVironment chairman and chief executive officer.  “Q3 performance would have been much higher but an administrative delay in customer acceptance pushed the delivery of about $20 million in Raven and Puma systems completed in Q3 into the first week of the fourth quarter. This resulted in third quarter revenue of $72 million and fully diluted earnings per share of $0.26, which were lower than planned but do not affect our outlook for the full fiscal year.  Small UAS products and services, electric vehicle test and EV charging systems continue to demonstrate solid performance, Switchblade continues to gain traction with customers and our development programs continue to advance toward future adoption, supporting AeroVironment’s long-term growth objectives.”

FISCAL 2012 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2012 was $72.0 million, down 15% over third quarter fiscal 2011 revenue of $84.4 million. The decrease in revenue resulted from decreased sales in our Unmanned Aircraft Systems (UAS) segment of $14.5 million partially offset by increased sales in our Efficient Energy Systems (EES) segment of $2.0 million.

Income from operations for the third quarter of fiscal 2012 was $7.3 million, a decrease of $8.4 million from third quarter fiscal 2011 income from operations of $15.7 million. The decrease in income from operations resulted from lower gross margin of $6.7 million and higher selling, general and administrative (SG&A) expense of $2.3 million offset by lower research and development (R&D) expense of $0.6 million.

Net income for the third quarter of fiscal 2012 was $5.7 million, a decrease of $5.8 million from third quarter fiscal 2011 net income of $11.5 million.

Earnings per diluted share for the third quarter of fiscal 2012 were $0.26, a decrease of $0.26 from third quarter fiscal 2011 earnings per diluted share of $0.52.

FISCAL 2012 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2012 was $214.3 million, up 15% from the first nine months of fiscal 2011 revenue of $186.4 million. The increase in revenue resulted from increased sales in our UAS segment of $17.6 million and EES segment of $10.3 million.

Income from operations for the first nine months of fiscal 2012 was $17.3 million, an increase of $8.5 million from the first nine months of fiscal 2011 income from operations of $8.8 million. The increase in income from operations was caused by higher gross margin of $11.8 million and lower R&D expense of $0.9 million, partially offset by higher SG&A expense of $4.2 million.

Net income for the first nine months of fiscal 2012 was $12.7 million, an increase of $4.4 million from the first nine months of fiscal 2011 net income of $8.3 million.

Earnings per diluted share for the first nine months of fiscal 2012 were $0.57, an increase of $0.19 from the first nine months of fiscal 2011 earnings per diluted share of $0.38.

BACKLOG

As of January 28, 2012, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $85.5 million compared to $82.9 million as of April 30, 2011.

FISCAL 2012 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2012, the Company reiterates its revenue guidance of $321 million to $336 million, and earnings per share of $1.28 to $1.35 on a fully diluted basis.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 6, 2012, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the Company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, March 6, 2012, at approximately 4:30 p.m. Pacific Time through Tuesday, March 13, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 44382732. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s battery-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Revenue:
Product sales	$36,645	$45,996	$113,802	$90,710
Contract services	35,319	38,438	100,531	95,733
	71,964	84,434	214,333	186,443
Cost of sales:
Product sales	23,587	25,869	69,958	55,201
Contract services	20,944	24,436	64,597	63,302
	44,531	50,305	134,555	118,503
Gross margin	27,433	34,129	79,778	67,940
Selling, general and administrative	12,866	10,578	38,806	34,634
Research and development	7,238	7,872	23,640	24,533
Income from operations	7,329	15,679	17,332	8,773
Other income:
Interest income	129	49	313	215
Income before income taxes	7,458	15,728	17,645	8,988
Provision for income taxes	1,714	4,274	4,988	715
Net income	$5,744	$11,454	$12,657	$8,273
Earnings per share data:
Basic	$0.26	$0.53	$0.58	$0.38
Diluted	$0.26	$0.52	$0.57	$0.38
Weighted average shares outstanding:
Basic	21,797,802	21,594,032	21,761,927	21,568,541
Diluted	22,317,015	22,096,989	22,269,675	22,046,479

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share and per share data)

	January 28, 2012	April 30, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,865	$62,041
Short-term investments	88,572	126,839
Accounts receivable, net of allowance for doubtful accounts of $984 at January 28, 2012 and $639 at April 30, 2011	24,213	44,376
Unbilled receivables and retentions	24,507	21,966
Inventories, net	48,447	38,137
Deferred income taxes	2,810	2,300
Prepaid expenses and other current assets	2,793	2,372
Total current assets	257,207	298,031
Long-term investments	36,497	6,275
Property and equipment, net	20,936	17,498
Deferred income taxes	9,704	9,762
Other assets	201	181
Total assets	$324,545	$331,747
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,375	$31,134
Wages and related accruals	13,726	15,458
Income taxes payable	1,927	7,404
Other current liabilities	9,114	7,384
Liability for uncertain tax positions	724	724
Total current liabilities	38,866	62,104
Wages and other accruals	1,124	762
Deferred rent	1,081	1,275
Liability for uncertain tax positions	3,656	4,138
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000
None issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 22,146,714 at January 28, 2012 and 21,949,884 at April 30, 2011	2	2
Additional paid-in capital	123,371	119,765
Accumulated other comprehensive loss	(697)	(784)
Retained earnings	157,142	144,485
Total stockholders’ equity	279,818	263,468
Total liabilities and stockholders’ equity	$324,545	$331,747

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	January 28, 2012	January 29, 2011
Operating activities
Net income	$12,657	$8,273
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,418	8,105
Provision for doubtful accounts	354	59
Deferred income taxes	(510)	125
Stock-based compensation	2,319	1,672
Tax benefit from exercise of stock options	664	493
Excess tax benefit from stock-based compensation	(115)	—
Gain on sale of property and equipment	(13)	(54)
Changes in operating assets and liabilities:
Accounts receivable	19,809	(5,866)
Unbilled receivables and retentions	(2,541)	(859)
Inventories	(10,310)	(7,952)
Other assets	(441)	(1,198)
Accounts payable	(17,759)	2,962
Other liabilities	(5,678)	(2,739)
Net cash provided by operating activities	4,854	3,021
Investing activities
Acquisitions of property and equipment	(9,856)	(6,207)
Proceeds from the sale of property and equipment	13	108
Net sales of held-to-maturity investments	7,965	12,986
Net sales of available-for-sale investments	225	200
Net cash (used in) provided by investing activities	(1,653)	7,087
Financing activities
Excess tax benefit from stock-based compensation	115	—
Exercise of stock options	508	326
Net cash provided by financing activities	623	326
Net increase in cash and cash equivalents	3,824	10,434
Cash and cash equivalents at beginning of period	62,041	28,665
Cash and cash equivalents at end of period	$65,865	$39,099

Supplemental disclosure:
Unrealized gain (loss) on long-term investments recorded in other comprehensive income, net of deferred taxes of $59 and $43, respectively	$87	$(65)

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Nine Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Revenue:
UAS	$57,247	$71,733	$176,383	$158,796
EES	14,717	12,701	37,950	27,647
Total	71,964	84,434	214,333	186,443
Gross margin:
UAS	23,151	29,003	70,580	56,807
EES	4,282	5,126	9,198	11,133
Total	27,433	34,129	79,778	67,940
Selling, general and administrative	12,866	10,578	38,806	34,634
Research and development	7,238	7,872	23,640	24,533
Income from operations	7,329	15,679	17,332	8,773
Interest income	129	49	313	215
Income before income taxes	$7,458	$15,728	$17,645	$8,988

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com